Keryx Biopharmaceuticals Announces that the SUN-MICRO Phase 3 Clinical Trial Failed to Meet its Primary Efficacy Endpoint

Company to host a conference call Monday, March 10, 2008 at 8:30am

NEW YORK, MARCH 7, 2008 /PRNewswire-FirstCall/ Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) today announced top-line results from its SUN-MICRO Phase 3 clinical trial of Sulonex (sulodexide) for the treatment of diabetic nephropathy.  The Company announced that this Phase 3 clinical trial failed to meet the primary objective of the study, which was to increase the proportion of patients that achieve therapeutic success at 6 months as compared to placebo over background therapy of maximal doses of ACE-inhibitors or ARBs. Therapeutic success was defined as (i) conversion from microalbuminuria to normoalbuminuria, as measured by albumin/creatinine ratio (ACR), with at least a 25% reduction in ACR relative to baseline ACR, or (ii) a 50% reduction in ACR relative to baseline ACR. In addition, in reviewing the mean changes in ACR over time, Sulonex and placebo appeared to be similar.

“We are all very disappointed with the outcome of this Study.  While this represents the end of one chapter for Keryx, it is not the end of Keryx.  Drug development is inherently risky and, accordingly, we have spent the last several years building what we believe to be a promising product portfolio in the event our lead drug failed.  We plan to re-focus our primary efforts and resources on rapidly moving Zerenex forward for ESRD patients with hyperphosphotemia and Perifosine forward for cancer.  Our goal is to have Perifosine in a pivotal program this year and be well into our Zerenex high-dose Phase 2 trial before the end of the year.”

The Company will host a conference call on Monday, March 10, 2008 at 8:30am ET.

In order to participate in the conference call, please call 1-877-852-6578 (U.S.), 1-719-325-4794 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex™ (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, or ESRD. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401, which is currently in Phase 2 clinical development for multiple tumor types, is expected to move into a Phase 3 clinical program in 2008. The Company also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates.

Cautionary Statement

As the Company has indicated in its public filings, among other things, clinical trials have a high risk of failure. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after achieving what appeared to be promising results in earlier trials.

Furthermore, as indicated in previous filings, interim results of preclinical or clinical studies do not necessarily predict their final results, and acceptable results in early studies might not be obtained in later studies. Drug candidates in the later stages of clinical development may fail to show the desired safety and efficacy traits despite positive results in initial clinical testing.

Additionally, as indicated in previous filings, there can be no assurance that the results from the Sulonex Phase 3 study will track the data from the pilot Collaborative Study Group Phase 2 study or the DiNAS Phase 2 study. Results from these earlier Sulonex studies may not be indicative of results from future clinical trials and the risk remains that the pivotal program for Sulonex may generate efficacy data that will be insufficient for the approval of the drug, or may raise safety concerns that may prevent approval of the drug.

Some of the statements included in this press release anticipating future clinical and business prospects for our lead drug candidate Sulonex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: if, upon final analysis, it is determined that all trials of Sulonex should be terminated, our ability to successfully adjust our strategy and reduce our operating expenses in order to properly support the trials of our other drug candidates; if, upon final analysis of the Phase 3 data, it is determined that dosing should continue in the Phase 4 study, our ability to complete enrollment into the Phase 4 study on the timetable previously set for completion of Phase 4; our ability to complete cost-effective clinical trials or meet anticipated development timelines for the other drug candidates in our pipeline, including Zerenex and KRX-0401; or other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:

Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965

E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.